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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

September 7, 1999

InterNAP Network Services Corporation
601 Union Street, Suite 1000
Seattle, WA 98101

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InterNAP Network Services Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to ten million five thousand (10,005,000) shares of Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Articles of Incorporation,as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; (ii) assumed that the Amended and Restated Articles of Incorporation, as set forth in Exhibit
3.2 of the Registration Statement, shall have been duly approved and filed with the office of the Washington Secretary of State; and (iii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ CHRISTOPHER W. WRIGHT
     ------------------------------
     Christopher W. Wright